Exhibit 10.5

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (“Agreement”) is hereby made and entered into on this 2nd day of December, 2019 (the “Effective Date”), by and between 1347 PROPERTY INSURANCE HOLDINGS, INC. a Delaware corporation (the “Seller”), and FEDNAT HOLDING COMPANY, a Florida corporation (the “Purchaser”) (each a “Party” and collectively the “Parties”).

WHEREAS, Seller and Purchaser have entered into that certain Equity Purchase Agreement, dated February 25, 2019, (the “Purchase Agreement”), whereby, among other things, Purchaser shall acquire one hundred percent (100%) of the ownership interests in Maison Insurance Company (“MIC”), a Louisiana corporation, Maison Managers, Inc. (“MMI”), a Delaware corporation, and ClaimCor, LLC (“CC”), a Florida limited liability company;

WHEREAS, MIC, MMI and CC are collectively referred to as the “Companies;”

WHEREAS, certain of Seller’s employees currently provide and provided as of the date of the Purchase Agreement certain accounting related services to the Companies;

WHEREAS, following the Closing of the transaction contemplated under the Purchase Agreement, certain of Seller’s employees will become employees of the Purchaser (or Purchaser’s Affiliates) (the “New Employees”);

WHEREAS, to facilitate the transition of the Companies to Purchaser, Purchaser has requested, for a limited transition period, Seller to allow certain of its employees to provide certain services to Purchaser and the Companies on the terms and conditions set forth herein; and

WHEREAS, to facilitate certain matters pertaining to the Seller following the Closing, Seller has requested, for a limited transition period, Purchaser to allow certain of the New Employees to provide certain services to Seller on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Definitions. All capitalized terms used but not defined in this Agreement shall have the meaning ascribed to them in the Purchase Agreement.

2. Services by Seller. During the Term (as hereinafter defined), the Parties shall provide each other with the following services described in this Section 2 (collectively, the “Services”). The Parties shall provide and shall use the Services for substantially the same purpose and in substantially the same manner as those Services have been used by Seller in the conduct of the business of the Companies prior to the Closing of the transactions contemplated by the Purchase Agreement.

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A.	Seller Services. Seller shall arrange for its Chief Financial Officer and Controller, currently John Hill and Brian Bottjer (the “PIH Employees”), to provide transition accounting services to Purchaser and Companies, with respect to the businesses of the Companies, after the Closing as requested by Purchaser, subject to the terms and conditions of this Agreement.

B.	Purchaser Services. Purchaser shall arrange for certain of the New Employees to provide transition accounting services to Seller after the Closing as requested by Seller.

C.	Other Services. Any other Services as may be mutually agreed upon by the Parties in writing.

Nothing in this Agreement shall be construed to prohibit the PIH Employees from continuing to perform their duties and obligations with respect to their employment with Seller; provided that the PIH Employees shall devote sufficient time to perform the Services as requested by Purchaser pursuant to this Agreement; provided further that none of the PIH Employees shall individually be required to provide more than 20 hours of services to Purchaser during any week during the Term. Nothing in this Agreement shall be construed to prohibit the New Employees from continuing to perform their duties and obligations with respect to their employment with Purchaser; provided that the New Employees shall devote sufficient time to perform the Services as requested by Seller pursuant to this Agreement; provided further that none of the New Employees shall individually be required to provide more than 20 hours of services to Seller during any week during the Term.

3. Representatives.

(a) Service Representative. Each Party shall provide up to two (2) individuals (each, a “Service Representative”) who are familiar with that Party’s business and who will be that Party’s primary points of contact in dealing with the other Party’s Service Representatives under this Agreement and who will have the authority and power to make decisions with respect to actions to be taken by such Party with respect to the provision of Services under this Agreement. The initial Service Representative(s) for Seller shall be Kyle Cerminara and for Purchaser shall be Ronald Jordan and Erick Fernandez. Each Party may change its Service Representative(s) by giving written notice to the other in accordance with the notice provisions of this Agreement.

(b) Obligations of the Service Representatives. Each Party shall, or shall ensure that their Service Representative(s), as applicable, respond within a commercially reasonable time to any reasonable requests by the other Party or its Service Representative(s) for such Party’s Service Representative(s) to provide directions, instructions, approvals, authorizations, decisions or other information reasonably necessary for such Party to perform any Services.

(c) Access to Books and Records and Personnel. Any Party requesting Services from the other Party shall provide the other Party’s applicable employees and personnel access to the requesting Party’s applicable books and records, personnel and certain furniture, fixtures, equipment and leasehold improvements agreed to be provided, upon reasonable prior notice and during regular business hours, as reasonably required for the performance of the Services in accordance with this Agreement. The parties shall reasonably cooperate with each other to provide access to applicable books and records beyond the Term (as defined below) for any future audits by governmental enterprises (including IRS or state regulators), SEC reporting and compliance and other such requirements until the expiry of statute of limitations for such purposes.

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4. Term.

(a) Maximum Term. The term of this Agreement shall commence on the Effective Date and, unless terminated earlier in accordance with Section 4(b), expire twelve months thereafter (the “Term”). Notwithstanding the foregoing, the Term may be extended by mutual written agreement of the Parties.

(b) Termination for Material Breach or Default. If either Party commits a material breach of this Agreement and fails to cure such breach within fifteen (15) days of receipt of written notice thereof, then the non-breaching Party may terminate this Agreement immediately upon written notice.

(c) End of the Term. Upon termination of the Term with respect to any Service, the Parties shall reasonably cooperate to effect an orderly, efficient, effective and expeditious winding-up of such Service, provided that neither Party shall be required to provide any services or incur any costs other than as expressly set forth in this Agreement.

5. Consideration for Services.

(a) As consideration for the Services, the Parties shall pay to each other the fees set forth on Schedule “A” attached hereto based on the person performing the Services (the “Service Fee”).

(b) In addition to the Service Fee, Purchaser shall reimburse Seller for all reasonable out-of-pocket costs, and expenses from third parties actually incurred by Seller in the provision of the Services that are approved in writing (including by electronic mail) by Purchaser’s Service Representatives prior to the Seller incurring such out-of-pocket expense (each, an “Expense”); provided, however, Seller shall be excused from performance for Services to the extent Seller’s performance is delayed as a result of Purchaser’s pre-approval process for Expenses.

(c) In addition to the Service Fee, Seller shall reimburse Purchaser for all reasonable out-of-pocket costs, and expenses from third parties actually incurred by Purchaser in the provision of the Services that are approved in writing (including by electronic mail) by Seller’s Service Representatives prior to the Purchaser incurring such out-of-pocket expense (each, an “Expense”); provided, however, Purchaser shall be excused from performance for Services to the extent Purchaser’s performance is delayed as a result of Seller’s pre-approval process for Expenses.

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6. Terms of Payment.

(a) Within fifteen (15) days following each calendar month during the Term, each Party shall submit to the other Party an invoice in writing setting out the Services performed by such Party during the prior month and the related Service Fee and any Expense incurred in prior months to be reimbursed. The Party receiving the invoice shall pay the amount shown on each such invoice no later than fifteen (15) days after receipt of such invoice. If such amount is not paid within such fifteen (15) day period, the defaulting Party will be in breach of this Agreement. In the event a Party fails to timely make payment as required under this Section 6(a), (other than disputed sums as provided under Section 6(c)) such Party shall pay the other Party interest from and computed from the first day of the calendar month following receipt of such invoice on the outstanding balance of any such invoices at a rate of 1.5% per month.

(b) Any transition, excise, sales, use or similar tax charged to, assessed on or incurred by the rendering of the Services shall be collected from the Party receiving the Services in addition to the Service Fee and shall be remitted by the Party providing the Services to the applicable governmental agency; provided, however, each Party shall be solely responsible for their own income taxes.

(c) Should a Party dispute in good faith any portion or the entire amount due on any invoice or require any adjustment to an invoiced amount, such Party shall promptly notify the other Party in writing of the nature and basis of the dispute and/or adjustment within fifteen (15) days after the Party’s receipt of such invoice. If a Party fails to provide notice within such 15-day period, the invoiced amount shall be deemed to be accurate and correct and shall not be subject to dispute or contest. In the event a Party timely delivers notice of a dispute and/or adjustment, the Parties shall use their reasonable efforts to resolve such matter within thirty (30) calendar days. The Parties shall pay any undisputed amount in accordance with the terms of the invoice

(d) All amounts payable hereunder shall be remitted in United States dollars or to a bank to be designated in the invoice, unless otherwise provided for and agreed upon in writing by the Parties.

7. Proprietary Rights, Employees and Facilities.

(a) Confidential Information. Any and all information disclosed by one Party to another Party (specifically including any information disclosed by the Purchaser to the PIH Employees and any information disclosed by the Seller to the New Employees) in connection with the performance of the Services under this Agreement, whether disclosed in writing, orally or visually, is considered confidential information (“Confidential Information”), unless such information (i) is or becomes available to the public (other than as a result of a disclosure by the recipient or its Representatives); (ii) was known to the recipient on a non-confidential basis prior to the disclosure to the recipient by the disclosing party or its Representatives; (iii) was independently developed by the recipient or its Representatives without use of the other Party’s Confidential Information; or (iv) becomes available to the recipient on a non-confidential basis from a source other than the disclosing party or one of its Representatives who is not known by the recipient to be under an obligation not to disclose such information.

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(b) Protection of Confidential Information. The recipient shall maintain the other Party’s Confidential Information in confidence in the same manner used to protect its own confidential information, provided that no less than a reasonable standard of care is used to protect the confidentiality of the other Party’s Confidential Information. Except as mandated by any Laws, the recipient shall not disclose the other Party’s Confidential Information to others or use it for purposes other than fulfilling its obligations pursuant to this Agreement. If a recipient is mandated by any applicable Laws to disclose the other Party’s Confidential Information, such Confidential Information may be disclosed so long as the recipient provides the disclosing party with timely prior notice of the requirement, to the extent such notice is permitted by such Law, and reasonably coordinates with the disclosing party, at the disclosing party’s expense, in an effort to limit the nature and scope of such required disclosure. The recipient further agrees to limit disclosure of Confidential Information to its employees and agents who need to know such information for the purpose of fulfilling the recipient’s obligations under this Agreement. After termination of this Agreement, or at any other time requested by the disclosing party, the recipient shall destroy, unless otherwise instructed in writing by disclosing party to return, all documents, samples or other materials embodying the Confidential Information, and shall retain no copies thereof (unless the recipient has a legal obligation to retain a copy thereof, which shall then be permitted). This Section 7 shall survive the termination of this Agreement.

(c) PIH Employees and Facilities. The PIH Employees shall at all times remain employees of the Seller (or its Affiliates), subject to the direction and control of Seller (or its Affiliates). Seller shall have complete discretion to supervise and manage the PIH Employees, and Seller is not required to continue employment for any specific individual personnel of Seller. Seller shall be responsible for all wages, salary, benefits and other compensation payable to the PIH Employees. No equipment or facility of Seller used in performing the Services for or subject to use by Purchaser shall be deemed to be transferred, assigned, conveyed or leased by such performance or use (however, for further clarity, this sentence is not intended to have any effect on the property being transferred in accordance with the terms of the Purchase Agreement).

(d) New Employees and Facilities. The New Employees shall at all times remain employees of the Purchaser (or its Affiliates) subject to the direction and control of Purchaser (or its Affiliates). Purchaser shall have complete discretion to supervise and manage the New Employees, and Purchaser is not required to continue employment for any specific individual personnel of Purchaser. Purchaser shall be responsible for all wages, salary, benefits and other compensation payable to the New Employees which accrues following the Closing. No equipment or facility of Purchaser used in performing the Services for or subject to use by Seller shall be deemed to be transferred, assigned, conveyed or leased by such performance or use.

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8. Warranties and Remedies.

(a) Warranty. Each Party warrants to the other Party that it shall perform and provide the Services (i) in a professional and workmanlike manner and with the same level of service and degree of care, skill, prudence, quality, and efficiency as provided in connection with such Services performed or provided by such Party prior to the Closing, and(ii) in material compliance with all applicable Laws.

(b) Force Majeure. A Party shall not be liable to hereunder for any delay or failure to perform under this Agreement arising from any cause or causes beyond its control, including, without limitation, any of the following: acts of God, disruption of utilities, acts by any governmental entity, war, fire, flood, explosion, civil commotion or industrial dispute. A Party unable to perform shall promptly notify the other Parties upon learning of the occurrence of any such event of force majeure.

(c) Remedy. In the event that Party fails to perform a Service or fails to comply with the standards set forth in Section 8(a) in the performance of a Service, including without limitation any failure resulting from an event of force majeure as provided above, such Party shall use commercially reasonable efforts promptly to correct such error or perform such Service. Nothing contained in this Section shall be construed to limit any other remedy available to a Party under this Agreement.

9. Indemnification.

(a) Subject to Section 9, each of Seller and Purchaser (each as an “Indemnifying Party”) shall indemnify, defend and hold harmless the other (each, as an “Indemnified Party”) for any and all losses, liabilities, damages, costs or expenses, including, without limitation, interest, penalties and attorneys’, accountants’ and experts’ fees and costs (“Losses”), as a result of or on account of any material breach of the terms of this Agreement by the Indemnifying Party or incurred in connection with any gross negligence, willful misconduct, dishonesty or fraudulent actions or omissions on the part of the Indemnifying Party or its Representatives. Notwithstanding the foregoing, Seller shall have no liability to Purchaser or any other party for any errors, omissions, miscalculations and/or misstatements contained in any financial statements, regulatory reports, SEC filings or other documents of Purchaser prepared with the assistance of any of the PIH Employees or any other persons providing services to Purchaser pursuant to this Agreement, except to the extent such errors, omissions, miscalculations and/or misstatements are caused by, or result from the gross negligence, willful misconduct, dishonesty, or fraudulent actions or omissions on the part of any of the PIH Employees.

(b) The Parties’ indemnification obligations pursuant to this Section 9 shall survive the expiration of the Term or early termination of this Agreement.

10. Cooperation. Each Party shall cooperate and provide such information as may be reasonably necessary with respect to performance of any requirement of this Agreement.

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11. Choice of Laws; Cumulative Rights. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Delaware without regard to the choice of law provisions thereof. The rights and remedies provided to each Party hereunder are cumulative and will be in addition to the rights and remedies otherwise available to such Party under this Agreement, any other agreement or applicable Laws.

12. Consent to Jurisdiction. The Parties hereby irrevocably submit to the exclusive jurisdiction of the Delaware Court of Chancery or, only in the event such court does not have subject matter jurisdiction over such action or proceeding, the United States District Court for the District of Delaware or another court sitting in the State of Delaware with respect to any action arising out of or relating to this Agreement, and the Parties hereby irrevocably agree that all claims in respect to such action shall be heard and determined in any such court and irrevocably waive any objection it may now or hereafter have as to the venue of any such action brought in such court or that such court is an inconvenient forum.

13. Assignment. No Party shall assign this Agreement (voluntarily, involuntarily, by judicial process, by operation of law, or otherwise) without the prior written consent of the other Party.

14. Notices. All notices and other communications hereunder to any Party shall be contained in a written instrument addressed to such Party at the address set forth below or such other address as may hereafter be designated in writing by the addressee to the addressor, listing all Parties and shall be deemed given (a) when delivered in person or duly sent by facsimile or electronic mail to a facsimile number or electronic mail address furnished by the addressee for the purpose of receiving notices and other communications, or (b) two (2) days after being duly sent by Federal Express or other recognized express courier service:

If to the Purchaser:	FedNat Holding Company 14050 NW 14h Street, Suite 180 Sunrise, FL 33323 Attn: Michael H. Braun. CEO and President E-Mail: mbraun@fednat.com
with a copy (which shall not constitute notice) to:	Colodny Fass, P.L.L.C. 1401 NW 136th Avenue, Suite 200 Sunrise, FL 33323 Attn: Sandy P. Fay, Esq. E-Mail: sfay@colodnyfass.com

To Seller:	D. Kyle Cerminara Fundamental Global Investors, LLC 4201 Congress Street, Suite 140 Charlotte, NC 28209 E-Mail: kyle@fundamentalglobal.com
with a copy (which shall not constitute notice) to:	Thompson Hine LLP 3900 Key Center 127 Public Square Cleveland, OH 44114 Attn: Derek D. Bork, Esq. E-Mail: derek.bork@thompsonhine.com

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15. Counterparts. This Agreement may be executed in any number of counterparts, including counterparts by facsimile or electronic (.pdf) copy, each of which when so executed and delivered will be deemed an original, and such counterparts together will constitute an original.

16. Successors and Assigns. This Agreement will bind and inure to the benefit of the Parties and their respective successors and assigns.

17. Severability. The provisions of this Agreement will be deemed severable, and if any provision or part of this Agreement is held illegal, void or invalid under an applicable Legal Requirement, such provision or part may be changed to the extent reasonably necessary to make the provision or part, as so changed, legal, valid and binding. If any provision of this Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Agreement will not in any way be affected or impaired but will remain binding in accordance with their terms.

18. Headings. The section headings in this Agreement are for convenience of reference only and will not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

19. Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of each of the Parties hereto.

20. Parties in Interest. None of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the Parties hereto and their respective successors and permitted assigns, if any.

21. Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the Parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the Parties relating to the subject matter hereof and thereof.

Remainder of page intentionally left blank. Signature page follows.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives.

PURCHASER		SELLER

FEDNAT HOLDING COMPANY		1347 PROPERTY INSURANCE HOLDINGS, INC.

By:	/s/ Michael Braun	By:	/s/ John S. Hill
Name:	Michael Braun	Name:	John S. Hill
Title:	Chief Executive Officer	Title:	Vice President, Chief Financial Officer and Secretary

SIGNATURE PAGE TO TRANSITION SERVICES AGREEMENT

SCHEDULE “A”

SERVICE FEES

CFO	$250.00	/HR
CONTROLLER	$200.00	/HR
SR. ACCOUNTANT	$85.00	/HR
STAT ACCOUNTING MANAGER	$83.00	/HR
ASSISTANT CONTROLLER	$78.00	/HR
ADMINISTRATIVE ASSISTANT	$62.00	/HR
AP ASSOCIATE	$43.00	/HR

Note: The titles stated above are as of the Effective Date.

SCHEDULE A TO TRANSITION SERVICES AGREEMENT